Exhibit (a)(1)(A)

PUT RIGHT NOTICE

TO HOLDERS OF

2.875% EXCHANGEABLE SENIOR NOTES DUE 2037

ISSUED BY

BOSTON PROPERTIES LIMITED PARTNERSHIP

CUSIP Numbers: 10112RAK0 and 10112RAH7

Reference is made to the Indenture, dated as of December 13, 2002 (the “Base Indenture”), between Boston Properties Limited Partnership, a Delaware limited partnership (the “Partnership”) of which the sole general partner is Boston Properties, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as Trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 6, dated as of February 6, 2007 (the “Supplemental Indenture”), between the Partnership and the Trustee. The Base Indenture as supplemented by the Supplemental Indenture is referred to herein as the Indenture. Notice is hereby given pursuant to Section 9.01 of the Supplemental Indenture, that, at the option of each holder (“Holder”) of the Partnership’s 2.875% Exchangeable Senior Notes due 2037 (the “Notes”), the Partnership will repurchase such Holder’s Notes for 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon up to, but not including, the date of repurchase (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Right”). Holders may exercise the Put Right from 9:00 a.m., New York City time, on Tuesday, January 10, 2012 through 5:00 p.m., New York City time, on Wednesday, February 8, 2012 (the “Expiration Date”), which is the fifth Business Day immediately preceding February 15, 2012 (the “Repurchase Date”). Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is February 15, 2012. Accordingly, the Partnership will pay accrued and unpaid interest on the Notes through February 14, 2012, to Holders of record on February 1, 2012 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on the Repurchase Date. Unless the Partnership defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Repurchase Date. Notes as to which a Repurchase Notice (as defined below) has been given may be exchanged only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

To exercise your option to have the Partnership purchase your Notes and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on the Expiration Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time prior to 10:00 a.m., New York City time, on February 9, 2012, which is the fourth Business Day immediately prior to the Repurchase Date, by complying with the withdrawal procedures of DTC.

The Trustee has informed the Partnership that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The Trustee, Paying Agent and Exchange Agent is

The Bank of New York Mellon Trust Company, N.A.,

and for purposes of this Put Right Notice, the address is:

By Registered or Certified Mail or Overnight Courier:	For Information:	By Facsimile:
c/o The Bank of New York Mellon Corporation, Corporate Trust Operations – Reorganization Unit	Mr. William Buckley (212) 815-5788	(212) 298-1915 Attention: Mr. William Buckley
101 Barclay Street, Floor 7 East
New York, NY 10286
Attn: Mr. William Buckley

Additional copies of this Put Right Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: January 10, 2012

No person has been authorized to give any information or to make any representation other than those contained in this Put Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Put Right Notice is accurate as of any date other than the date on the front of this Put Right Notice. The Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Put Right Notice shall not under any circumstances create any implication that the information contained in this Put Right Notice is current as of any time subsequent to the date of such information. None of the Partnership, the Company or its board of directors or employees, as applicable, is making any representation or recommendation to any Holder as to whether or not to exercise the Put Right. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Right. To understand the Put Right fully and for a more complete description of the terms of the Put Right, we urge you to read carefully the remainder of this Put Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

Boston Properties Limited Partnership, a Delaware limited partnership (the “Partnership” or “we”) of which the sole general partner is Boston Properties, Inc., a Delaware corporation (the “Company”), is obligated, at your option, to purchase your 2.875% Exchangeable Senior Notes due 2037 (“Notes”) with respect to which you validly exercise the Put Right. (Page 7)

Why is the Partnership offering to purchase my Notes?

The right of each holder (each “Holder”) of the Notes to sell and the obligation of the Partnership to purchase such Holder’s Notes pursuant to the Put Right is a term of the Notes and has been a right of Holders from the time the Notes were issued on February 6, 2007. We are required to repurchase the Notes of any Holder exercising the Put Right pursuant to the terms of the Notes and the Indenture. (Page 7)

What Notes is the Partnership obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of January 10, 2012, there was $576,194,000 aggregate principal amount of the Notes outstanding. The Notes were issued under the Indenture dated as of December 13, 2002 (the “Base Indenture”), between the Partnership and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee” or “Paying Agent”)), as supplemented by Supplemental Indenture No. 6 relating to the Notes dated as of February 6, 2007 (the “Supplemental Indenture”). The Base Indenture as supplemented by the Supplemental Indenture is referred to herein as the Indenture. (Page 7)

How much will the Partnership pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date (as hereinafter defined) (the “Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. (Page 7)

How much accrued and unpaid interest will the Partnership pay as part of the Repurchase Price?

None. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is February 15, 2012. Accordingly, the Partnership will pay accrued and unpaid interest on the Notes through February 14, 2012, to Holders of record on February 1, 2012 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on February 15, 2012 (the “Repurchase Date”). (Page 7)

Can the Partnership redeem the Notes?

Yes. Prior to February 20, 2012, the Partnership may redeem the Notes to preserve the Company’s status as a real estate investment trust. On or after February 20, 2012, the Partnership may at its option redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days’ and no more than 60 days’ prior notice. You may exchange Notes or portions of Notes called for redemption even if the Notes are not otherwise exchangeable at that time, until the close of business on the day that is two Business Days prior to the redemption date.

On January 10, 2012, the Partnership issued a notice of redemption to the Holders to redeem any Notes outstanding on February 20, 2012 (the “Redemption Date”) pursuant to its option under Section 3.01 of the Supplemental Indenture and Article 11 of the Base Indenture. As a result, Notes with respect to which the Put Right is not exercised prior to the Expiration Date (or with respect to which the Put Right is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for exchange prior to 5:00 p.m., New York City time, on February 16, 2012, will be redeemed by the Partnership on the Redemption Date at a redemption price of 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Redemption Price”). (Page 9)

Will the Partnership’s exercise of its redemption right impact the Put Right?

No. The Partnership is required to repurchase any Notes with respect to which you exercise the Put Right pursuant to the Put Right notwithstanding the Partnership’s exercise of its redemption right. (Page 9)

What are your rights to exchange the Notes?

You have the right to exchange your Notes, in certain circumstances, for consideration with a value per $1,000 principal amount of Notes exchanged equal to the value of 7.0430 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), over a 20 trading day observation period beginning on and including the second trading day after you exercise the exchange right. Generally, if you exercise the exchange right, for each day in the observation period you will receive the following for each $1,000 in principal amount of Notes exchanged: (1) an amount in cash equal to the lesser of $50 and 1/20 of the value of 7.0430 shares of Common Stock on such day and (2) to the extent that 1/20 of the value of 7.0430 shares of Common Stock on such day exceeds $50, an amount in cash or shares of Common Stock, at the Partnership’s option, with a value equal to the amount of such excess.

Prior to the close of business on the scheduled trading day immediately preceding February 20, 2012, Holders may only exercise the exchange right upon the occurrence of certain events, including, among other things, if we have called the Notes for redemption. On and after February 20, 2012 to (and including) the close of business on the scheduled trading day immediately preceding the maturity date, subject to prior repurchase or redemption of the Notes, Holders may exchange their Notes at any time. As a result of the Partnership’s exercise of its redemption right, you may exercise the exchange right with respect to your Notes at any time prior to 5:00 p.m., New York City time, on February 16, 2012, the second Business Day immediately prior to the Redemption Date. (Pages 7-8)

What is the Exchange Price of the Notes?

The “Exchange Price” of the Notes is defined in the Indenture as $1,000 divided by the current exchange rate for the Notes, which is 7.0430 shares of Common Stock per $1,000 principal amount of Notes exchanged. As a result, the Exchange Price of the Notes is currently $141.98. Generally, if you exercise the exchange right and the market price of the Common Stock is less than the Exchange Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Common Stock of the Company into which the Notes are exchangeable is listed on the New York Stock Exchange (“NYSE”) under the symbol “BXP.” On January 9, 2012, the closing price of the Common Stock on the NYSE was $98.64 per share. (Pages 7-8)

How will the Partnership fund the purchase of the Notes?

We intend to use available cash to fund the purchase of the Notes. (Page 7)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Partnership’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Right.

The value of the Notes upon exercise of the exchange right will be based on the value of 7.0430 shares of Common Stock per $1,000 principal amount of Notes exchanged, which is the current exchange rate for the Notes. On January 9, 2012, the closing price of the Common Stock on the NYSE was $98.64 per share. If you exercise the exchange right and the trading price of the Common Stock remains at this price per share during the entire 20 trading day observation period, then the aggregate consideration you will receive upon exchange of your Notes, in addition to any accrued and unpaid interest to which you may be entitled, would have a value equal to approximately $694.72 per $1,000 principal amount of Notes exchanged. Increases or decreases in the trading price of the Common Stock during this observation period would increase or decrease, respectively, the value you would receive. (Pages 7-9)

What do the Company and Partnership think of the Put Right?

The Partnership and the Company have not made any recommendation as to whether you should exercise the Put Right. You must make your own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised. (Page 7)

When does the Put Right expire?

The Put Right expires at 5:00 p.m., New York City time, on Wednesday, February 8, 2012 (the “Expiration Date”), which is the fifth Business Day immediately preceding the Repurchase Date. We will not extend the period Holders have to exercise the Put Right unless required to do so by federal securities laws. (Page 7)

What are the conditions to the purchase by the Partnership of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. (Page 7)

How do I exercise the Put Right?

The Trustee has informed the Partnership that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Right with respect to your Notes held through DTC in the following manner:

•

If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Put Right and instruct such nominee to exercise the Put Right by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”); or

•	If you are a DTC participant and hold your Notes through DTC directly, you exercise the Put Right by surrendering your Notes electronically through ATOP, subject to the terms and procedures of ATOP.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Put Right and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Right set forth in this Put Right Notice. (Pages 10-12)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

If I exercise the Put Right, when will I receive payment for my Notes?

We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on Wednesday, February 15, 2012, the appropriate amount of cash required to pay the Repurchase Price for all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Page 13)

Until what time can I withdraw my previous exercise of the Put Right?

You can withdraw your exercise of the Put Right with respect to any Notes at any time until 10:00 a.m., New York City time, on February 9, 2012, which is the fourth Business Day immediately prior to the Repurchase Date. (Page 12)

How do I withdraw my previous exercise of the Put Right?

To withdraw your previous exercise of the Put Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 10:00 a.m., New York City time, on February 9, 2012. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Right was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 9.01(e) of the Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 10:00 a.m., New York City time, on February 9, 2012. (Page 12)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

Do I need to do anything if I do not wish to exercise the Put Right?

No. If you do not exercise the Put Right before the expiration of the Put Right, we will not purchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. However, we have exercised our right to redeem the Notes. As a result, Notes with respect to which the Put Right is not exercised prior to the Expiration Date (or with respect to which the Put Right is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for exchange prior to 5:00 p.m., New York City time, on February 16, 2012, will be redeemed by the Partnership on the Redemption Date for the Redemption Price. (Pages 7 and 9)

If I choose to exercise the Put Right, do I have to exercise the Put Right with respect to all of my Notes?

No. You may exercise the Put Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Right with respect to a portion of your Notes, you must exercise the Put Right with respect to Notes for a principal amount of $1,000 or an integral multiple thereof. (Page 7)

If I exercise the Put Right, will my receipt of cash for Notes with respect to which I exercised the Put Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to the Put Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 15-17)

Who is the Paying Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Right. Its address and telephone number are set forth on the front cover page of this Put Right Notice.

Who can I talk to if I have questions about the Put Right?

Questions and requests for assistance in connection with the exercise of the Put Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Put Right Notice.

IMPORTANT INFORMATION CONCERNING THE PUT RIGHT

1. Information Concerning the Company and the Partnership. The Partnership is obligated to purchase the Notes upon the exercise of the Put Right.

The Partnership is the entity through which the Company, a fully integrated, self-administered and self-managed real estate investment trust, or “REIT,” and one of the largest owners and developers of Class A office properties in the United States, conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets.

Our properties are concentrated in five markets—Boston, midtown Manhattan, Washington, DC, San Francisco and Princeton, NJ.

At September 30, 2011, we owned or had interests in 153 commercial real estate properties aggregating approximately 42.3 million net rentable square feet, including seven properties under construction totaling approximately 2.9 million net rentable square feet. In addition, we had structured parking for approximately 43,899 vehicles containing approximately 14.8 million square feet. At September 30, 2011, our properties consisted of:

•	147 office properties, including 128 Class A office properties (including seven properties under construction) and 19 office/technical properties;

•	one hotel;

•	three retail properties; and

•	two residential properties.

At September 30, 2011, we owned or controlled undeveloped land parcels totaling approximately 510.5 acres. In addition, we have a noncontrolling interest in the Boston Properties Office Value-Added Fund, L.P., which we refer to as the Value-Added Fund, which is a strategic partnership with two institutional investors through which we have pursued the acquisition of value-added investments in assets within our existing markets. Our investments through the Value-Added Fund are not included in our portfolio information or any other portfolio level statistics. At September 30, 2011, the Value-Added Fund had investments in 24 buildings comprised of an office property in Chelmsford, Massachusetts and office complexes in Mountain View, California.

We consider Class A office properties to be centrally located buildings that are professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. We consider office/technical properties to be properties that support office, research and development, laboratory and other technical uses. Our definitions of Class A office and office/technical properties may be different than those used by other companies.

Our principal executive office is located at 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103 and our telephone number is (617) 236-3300.

2. Information Concerning the Notes. The Notes were issued under the Base Indenture as supplemented by the Supplemental Indenture. The Notes mature on February 15, 2037.

2.1 Interest. The Notes bear interest at a rate of 2.875% per year. Interest is payable semiannually in arrears on February 15 and August 15 of each year for the period from and including the immediately preceding interest payment date to but excluding the current interest payment date. Interest will be paid to Holders of record at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Partnership defaults in making the payment on Notes for which the Put Right has been exercised, interest on the Notes in respect of which the Put Right has been exercised and not withdrawn will cease to accrue on the Repurchase Date.

2.2 The Partnership’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, on February 15, 2012, which is the Repurchase Date for the Put Right, the Partnership is obligated to purchase all Notes for which the Put Right has been exercised and not withdrawn by the Holders. This Put Right will expire at 5:00 p.m., New York City time, on Wednesday, February 8, 2012, the Expiration Date, which is the fifth Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Right do so by 5:00 p.m., New York City time, on Wednesday, February 8, 2012, and we do not expect to extend the period Holders have to exercise the Put Right unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. The purchase by the Partnership of Notes for which the Put Right is validly exercised is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. You may only exercise the Put Right with respect to Notes in principal amounts equal to $1,000 or integral multiples thereof.

If any Notes remain outstanding following the expiration of the Put Right, and if the Notes are not otherwise redeemed or exchanged after such date, the Partnership will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on February 15, 2017, February 15, 2022, February 15, 2027 and February 15, 2032 at a purchase price equal to 100% of the principal amount of the Notes plus the amount of accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes. In addition, if we undergo a Fundamental Change (as defined in the Supplemental Indenture), Holders will have the option to require us to purchase all or any portion of their Notes in accordance with the terms set forth in the Indenture.

2.3 Repurchase Price. The repurchase price to be paid by the Partnership for the Notes on the Repurchase Date is the Repurchase Price, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is February 15, 2012. Accordingly, the Partnership will pay accrued and unpaid interest on the Notes through February 14, 2012 to Holders of record on February 1, 2012 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on the Repurchase Date. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 10:00 a.m., New York City time, on February 9, 2012.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to exercise the Put Right.

None of the Partnership, the Company or its board of directors or employees is making any recommendation to Holders as to whether to exercise the Put Right or refrain from exercising the Put Right. Each Holder must make such Holder’s own decision whether to exercise the Put Right with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Put Right should be exercised.

2.4 Source of Funds. In the event the Put Right is exercised for any Notes, we intend to use available cash to pay the Repurchase Price for the Notes.

2.5 Exchange Rights of the Notes. Holders have the right to exchange their Notes, in certain circumstances, for consideration with a value per $1,000 principal amount of Notes exchanged equal to the value of 7.0430 shares of Common Stock over a 20 trading day observation period. Prior to the close of business on the scheduled trading day immediately preceding February 20, 2012, Holders may only exercise the exchange right upon the occurrence of certain events, including, among other things, if we have called the Notes for redemption. On and after February 20, 2012 to (and including) the close of business on the scheduled trading day immediately preceding the maturity date, subject to prior repurchase or redemption of the Notes, Holders may exchange their Notes at any time. As a result of the Partnership’s exercise of its redemption right, as described below, Holders may exercise the exchange right with respect to their Notes at any time prior to 5:00 p.m., New York City time, on February 16, 2012, the second Business Day immediately prior to the Redemption Date. Any Notes for which the

Put Right is exercised may be exchanged in accordance with the terms of the Indenture and the Notes only if such exercise has been validly withdrawn prior to exchanging such Notes and prior to 10:00 a.m., New York City time, on February 9, 2012, as described in Section 4 below. The exchange rate of 7.0430 shares of Common Stock per $1,000 principal amount of Notes is subject to adjustment in certain circumstances described in the Indenture. We will promptly disclose any adjustment to the exchange rate that occurs prior to the deadline for Holders to exercise the exchange right.

Holders that exercise the exchange right will be entitled to receive, for each $1,000 principal amount of Notes being exchanged, on the third trading day immediately following the last day of the related observation period (as defined below), cash and shares of Common Stock, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the related observation period. The “observation period” with respect to any Note means the 20 consecutive trading-day period beginning on and including the second trading day after the Holder has exercised the exchange right.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $50 and the daily exchange value (as defined below) relating to such day; and

•

if such daily exchange value exceeds $50, then, at the Partnership’s option, either (i) cash equal to the difference between such daily exchange value and $50 or (ii) a number of shares of Common Stock equal to (A) the difference between such daily exchange value and $50, divided by (B) the daily VWAP (as defined below) of the Common Stock for such day.

The Partnership will inform exchanging holders by notice to the Trustee no later than one trading day prior to the first day of the applicable observation period if the Partnership elects to pay cash upon exchange of the Notes in the event the daily exchange value exceeds $50 and will specify in such notice the percentage or amount of Notes for which cash will be paid.

The “daily exchange value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth (1/20) of the product of (1) the applicable exchange rate, which is currently 7.0430, and (2) the daily VWAP of the Common Stock on such day.

The “daily VWAP” for the Common Stock means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page BXP <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such trading day as the board of directors of the Company determines in good faith using a volume-weighted method).

Upon exchange, Holders will not receive any separate cash payment for accrued and unpaid interest unless such exchange occurs between a regular record date and the interest payment date to which it relates. If Notes are exchanged after 5:00 p.m., New York City time, on a record date, Holders of such Notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such Notes on the corresponding interest payment date notwithstanding the exchange.

The Trustee will be the Exchange Agent for the Notes. The name and address of the Trustee are set forth on the cover of this Put Right Notice.

2.6 Market for the Notes and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Partnership’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of January 10, 2012, there was $576,194,000 aggregate principal amount of the Notes outstanding. As described in Section 2.7 below, we have exercised our right to redeem the Notes. As a result, Notes with respect to which the Put Right is not exercised prior to the Expiration Date (or with respect to which the Put Right is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for exchange prior to 5:00 p.m., New York City time, on February 16, 2012, will be redeemed by the Partnership on the Redemption Date for the Redemption Price.

As described above in Section 2.5, Holders have the right to exchange their Notes, in certain circumstances, for consideration with a value based on the value of the Common Stock over a 20 trading day observation period. The Common Stock is listed on the NYSE under the symbol “BXP.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE:

	High	Low
Fiscal Year 2012
First Quarter (through January 9, 2012)	$102.86	$98.17
Fiscal Year 2011
Fourth Quarter	$102.32	$81.52
Third Quarter	$112.84	$89.02
Second Quarter	$108.35	$93.29
First Quarter	$96.59	$83.90
Fiscal Year 2010
Fourth Quarter	$91.45	$81.02
Third Quarter	$89.26	$68.47
Second Quarter	$83.42	$70.91
First Quarter	$78.22	$61.50

On January 9, 2012, the closing price of the Common Stock on the NYSE was $98.64 per share. As of January 9, 2012, there were approximately 148,114,368 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to exercise the Put Right.

2.7 Redemption. Prior to February 20, 2012, the Partnership may redeem the Notes to preserve the Company’s status as a real estate investment trust. On or after February 20, 2012, the Partnership may at its option redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days’ and no more than 60 days’ notice. Holders may exchange Notes or portions of Notes called for redemption even if the Notes are not otherwise exchangeable at that time, until the close of business on the day that is two Business Days prior to the redemption date.

On January 10, 2012, the Partnership issued a notice of redemption to the Holders to redeem any Notes outstanding on February 20, 2012, the Redemption Date. As a result, Notes with respect to which the Put Right is not exercised prior to the Expiration Date (or with respect to which the Put Right is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for exchange prior to 5:00 p.m., New York City time, on February 16, 2012, will be redeemed by the Partnership on the Redemption Date for the Redemption Price, which equals 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

2.8 Ranking. The Notes are senior unsecured obligations of the Partnership and rank equally in right of payment with all of the Partnership’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Partnership’s secured indebtedness and to all liabilities and preferred equity of the Partnership’s subsidiaries.

3. Procedures to be Followed by Holders Electing to Exercise the Put Right. Holders will not be entitled to receive the Repurchase Price for their Notes unless they exercise the Put Right by surrendering their Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on February 8, 2012 and do not withdraw the Notes prior to 10:00 a.m., New York City time, on February 9, 2012. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1 Method of Delivery. The Trustee has informed the Partnership that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Put Right Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2 Agreement to be Bound by the Terms of the Put Right. By exercising the Put Right with respect to any portion of your Notes by surrendering such Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Put Right Notice;

•	you agree to all of the terms of this Put Right Notice;

•	you have received this Put Right Notice and acknowledge that this Put Right Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Put Right Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Partnership all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Partnership, the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Partnership, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Partnership, except as agent for the Partnership, for the Repurchase Price of any surrendered Notes that are purchased by the Partnership), all in accordance with the terms set forth in this Put Right Notice;

•

you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Partnership, the Partnership will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from the Partnership, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Partnership to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on February 8, 2012, and not withdrawn prior to 10:00 a.m., New York City time, on February 9, 2012 will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Put Right Notice and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 10:00 a.m., New York City time, on February 9, 2012; and

•

all authority conferred or agreed to be conferred pursuant to your exercise of the Put Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

3.3 Exercise of Put Right; Delivery of Notes

Notes Held Through a Custodian. If you wish to exercise the Put Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Partnership will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Partnership hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Partnership of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Right with respect to any of your Notes, you must:

•	deliver to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Put Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Right, including those set forth above under 3.2 - “Agreement to be Bound by the Terms of the Put Right.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Right with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Put Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Partnership of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. You may withdraw your previous exercise of the Put Right with respect to any Notes at any time prior to 10:00 a.m., New York City time, on February 9, 2012, which is the fourth Business Day immediately prior to the Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Put Right, you must comply with the withdrawal procedures of DTC prior to 10:00 a.m., New York City time, on February 9, 2012. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 10:00 a.m., New York City time, on February 9, 2012.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 9.01 of the Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 10:00 a.m., New York City time, on February 9, 2012.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Holders are advised that if they timely surrendered Notes for purchase under the Put Right, they are also permitted to withdraw such Notes after midnight, New York City time, on Wednesday, March 7, 2012 in the event that we have not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, we are required to forward to the Paying Agent, prior to 11:00 a.m., New York City time, on February 15, 2012 the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn.

You may exercise the Put Right with respect to Notes previously withdrawn from the Put Right by following the procedures described in Section 3 above.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 10:00 a.m., New York City time, on February 9, 2012.

5. Payment for Surrendered Notes. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on February 15, 2012, the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and the Put Right is exercised and not withdrawn with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of February 15, 2012 and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.

The total amount of funds required by us to purchase all of the Notes is $576,194,000.

6. Notes Acquired. Any Notes purchased by us pursuant to the Put Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company and the Partnership. Except as described below, neither the Partnership, the Company nor the directors and executive officers of the Company currently has any plans, proposals or negotiations that would be material to a Holder’s decision to exercise the Put Right, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, the Partnership or any of their subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company, the Partnership or any of their subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or the Partnership;

•

any change in the present board of directors or management of the Company or the Partnership, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company or the Partnership;

•

any class of equity securities of the Company or the Partnership to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company or the Partnership becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company or the Partnership to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the Partnership or the disposition of securities of the Company or the Partnership; or

•	any changes in the charter, bylaws or other governing instruments of the Company or the Partnership or other actions that could impede the acquisition of control of the Company or the Partnership.

On January 10, 2012, the Partnership issued a notice of redemption to the Holders to redeem any Notes outstanding on February 20, 2012, the Redemption Date. As a result, Notes with respect to which the Put Right is not exercised prior to the Expiration Date (or with respect to which the Put Right is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for exchange prior to 5:00 p.m., New York City time, on February 16, 2012, will be redeemed by the Partnership on the Redemption Date for the Redemption Price.

The board of directors of the Company declared a regular quarterly cash dividend of $0.55 per share of the Common Stock for the period October 1, 2011 to December 31, 2011 payable on January 27, 2012 to shareholders of record as of the close of business on December 31, 2011, which represents an increase of 10.0% over the prior quarter’s cash dividend of $0.50 per share of the Common Stock.

8. Interests of Directors, Executive Officers and Affiliates of the Company and Partnership in the Notes. The Partnership is managed by the Company, its sole general partner. Consequently, the Partnership does not have its own separate directors or executive officers. Based on a reasonable inquiry by the Company and the Partnership:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

•	during the 60 days preceding the date of this Put Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

Neither the Partnership nor the Company will purchase any Notes from its affiliates or the executive officers or directors of the Company.

None of the Partnership, the Company or any of their associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Put Right Notice, none of the Partnership, the Company or any of their subsidiaries has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company and their addresses is attached to this Put Right Notice as Annex C.

9. Purchase of Notes by the Partnership, the Company and Their Affiliates. On January 10, 2012, the Partnership issued a notice of redemption to the Holders to redeem any Notes outstanding on February 20, 2012, the Redemption Date. As a result, Notes with respect to which the Put Right is not exercised prior to the Expiration Date (or with respect to which the Put Right is exercised and subsequently withdrawn prior to the withdrawal deadline) and that are not surrendered for exchange prior to 5:00 p.m., New York City time, on February 16, 2012, will be redeemed by the Partnership on the Redemption Date for the Redemption Price.

10. Agreements Involving the Company’s and Partnership’s Securities. The Partnership and Company have entered into the following agreements relating to the Notes:

•	the Base Indenture;

•	the Supplemental Indenture; and

•	the Registration Rights Agreement, dated February 6, 2007, among the Partnership, the Company, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

There are no agreements between the Company or the Partnership and any other person with respect to any other securities issued by the Company and the Partnership that are material to the Put Right or the Notes. The Partnership and the Company are not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company and the Partnership that are material to the Put Right or the Notes.

11. Certain United States Federal Income Tax Considerations. The following is a summary of certain material United States federal income tax considerations relating to the exercise of the Put Right.

Because this is a summary that is intended to address only certain material United States federal income tax considerations relating to the exercise of the Put Right, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a trust, an estate, a regulated investment company, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our stock, or are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”);

•	this summary does not address state, local, or non-U.S. tax considerations;

•	this summary deals only with Holders that hold Notes as “capital assets” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of exercising the Put Right on your individual tax situation, including any state, local, or non-U.S. tax considerations.

The information in this section is based on the current Code, current, temporary, and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations, and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion which do not bind the IRS or the courts, and that a court could agree with the IRS.

As used herein, the term “U.S. Holder” means any beneficial owner of a Note, other than an entity treated as a partnership for U.S. federal income tax purposes, that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (v) certain eligible trusts that elect to be taxed as U.S. Persons under applicable Treasury Regulations. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note, other than an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A Holder that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of exercising the Put Right.

U.S. HOLDERS

Exercise of the Put Right. Upon exercise of the Put Right, subject to the discussion of market discount below, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds received on the exercise (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such U.S. Holder’s income), and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal its cost, increased by any original issue discount previously included in income with respect to the Note and accrued market discount if the U.S. Holder has elected to include such market discount as it accrued (as described below), and decreased by amortizable bond premium taken into account with respect to the Note. Capital gain or loss recognized upon the disposition of a Note will be a long-term capital gain or loss if the Note was held for more than one year. The maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 15% (for taxable years through December 31, 2012, and 20% thereafter). The deductibility of capital losses is subject to limitations.

Market Discount. If a U.S. Holder purchased a Note after original issue for an amount that is less than its “revised issue price,” such U.S. Holder will be treated as having purchased such note at a “market discount” equal to the amount of the difference, unless such market discount is less than a statutory de minimis amount. The revised issue price of a Note is generally equal to its original issue price, increased by the aggregate amount of accrued original issue discount on the Note. Under the market discount rules, a U.S. Holder will be required to treat any gain upon exercise of a Put Right as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on the Note at the time of such exercise. Market discount will be considered to accrue ratably, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the IRS.

NON-U.S. HOLDERS

Exercise of the Put Right. Any gain realized on exercise of the Put Right by a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding taxes so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year, and (iii) the notes do not constitute “U.S. real property interests” (“USRPIs”), within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

Under FIRPTA, Notes will generally be treated as USRPIs if they are exchangeable for interests in stock of a domestic corporation and the majority of the domestic corporation’s assets consist of interests in U.S. real property, as is expected to be the case with the Company. However, although the law is not entirely clear, Notes held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if (i) the Company’s common stock is part of a class of stock that is regularly traded on an established securities market and the applicable Non-U.S. Holder has not, within certain prescribed periods directly, indirectly or constructively held Notes (and in certain cases other direct or indirect interests in Company common stock) that had a fair market value in excess of 5 percent of the fair market value of all outstanding Company common stock, or (ii) the Company is a domestically controlled REIT. The Company will be a domestically-controlled REIT if at all times during a specified testing period it is a REIT and less than 50% in value of the Company’s shares are and have been held directly or indirectly by non-U.S. persons. The Company believes that it currently is a domestically-controlled REIT, but because its common stock is publicly traded, there can be no assurance that it in fact is qualified or will continue to qualify as a domestically-controlled REIT. Furthermore, while the Company’s common stock is currently regularly traded on an established securities market, there can be no assurance that it will continue to be so traded in the future.

Although the application of the above exceptions from FIRPTA to the Notes are not entirely clear, based on the law, facts and circumstances as they currently exist, we currently intend to take the position that the Notes will not constitute “U.S. real property interests” as of the time of any exercise of the Put Right provided that at such time either (i) the Company’s common stock is regularly traded on an established securities market and the applicable Non-U.S. Holder does not exceed the ownership limits described above; or (ii) we continue to believe that the Company is and has been a domestically-controlled REIT. Accordingly, provided these conditions are met, we currently do not intend to withhold U.S. federal income tax from any amounts payable to a Non-U.S. Holder upon the exercise of the Put Right. However, it is possible that the IRS could disagree with our position, in which case any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon any such exercise, and could be liable for interest and penalties if they fail to timely file a U.S. federal income tax return and pay such tax when due. If neither of the conditions described above apply, we will be required to withhold 10% of any amounts payable to a Non-U.S. Holder on the exercise of a Put Right.

You are urged to consult your tax advisor as to whether or not the exercise of a Put Right is subject to U.S. federal income tax under FIRPTA.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In general, information reporting requirements and backup withholding at the applicable rate will apply to a U.S. Holder upon exercise of a Put Right, unless the U.S. Holder (i) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number, certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Information returns will be filed with the IRS.

Information reporting requirements and backup withholding generally will not apply to a Non-U.S. Holder upon exercise of the Put Right if the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN).

12. Additional Information. The Partnership and the Company are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Partnership has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company, the Partnership and their financial condition, and we incorporate by reference such documents herein:

•	The Annual Report on Form 10-K of the Company for the year ended December 31, 2010;

•	The Annual Report on Form 10-K of the Partnership for the year ended December 31, 2010;

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2011;

•	The Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	The Quarterly Reports on Form 10-Q of the Partnership for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•

The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed on June 12, 1997, including any amendments and reports filed for the purpose of updating such description;

•

The description of the rights to purchase shares of Series E Junior Participating Cumulative Preferred Stock contained in the Company’s Registration Statement on Form 8-A, filed on June 18, 2007, including any amendments and reports filed for the purpose of updating such description;

•

The Current Reports on Forms 8-K, filed on January 21, 2011, January 26, 2011 (Item 8.01 only), April 1, 2011, May 19, 2011, June 2, 2011, June 27, 2011, August 9, 2011, August 25, 2011, September 14, 2011 and November 10, 2011;

•

The Partnership’s Current Reports on Forms 8-K, filed on January 21, 2011, January 26, 2011 (Item 8.01 only), May 19, 2011, June 2, 2011, June 27, 2011, August 9, 2011, August 25, 2011, November 8, 2011 and November 10, 2011; and

•

All documents filed with the SEC by the Company or the Partnership pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Put Right Notice and prior to the Repurchase Date (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Put Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Put Right Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. Neither the Partnership nor the Company has employed any persons to make solicitations or recommendations in connection with the Put Right.

14. Definitions. All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

15. Conflicts. In the event of any conflict between this Put Right Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Partnership, the Company or its board of directors or employees, as applicable, is making any recommendation to any Holder as to whether to exercise the Put Right or refrain from exercising the Put Right pursuant to this Put Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

ANNEX A

FORM OF REPURCHASE NOTICE

TO:	BOSTON PROPERTIES LIMITED PARTNERSHIP

The undersigned hereby requests and instructs Boston Properties Limited Partnership (the “Issuer”) to repay the entire principal amount of this Note, or a portion hereof (which is $1,000 principal amount or an integral multiple thereof) below designated, on February 15, 2012 in accordance with the terms of Indenture, dated as of December 13, 2002, between the Issuer and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as Trustee, as supplemented by Supplemental Indenture No. 6, dated as of February 6, 2007, between the Partnership and the Trustee (as supplemented, the “Indenture”) at the Put Right Repurchase Price, to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder of the Note designated below must correspond with the name as written upon the face of such Note in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Note Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

A-1

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:	BOSTON PROPERTIES LIMITED PARTNERSHIP
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

The undersigned registered Holder of the Note designated below hereby withdraws its election to require Boston Properties Limited Partnership (the “Issuer”) to repurchase such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of December 13, 2002, between the Issuer and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as Trustee, as supplemented by Supplemental Indenture No. 6, dated as of February 6, 2007, between the Partnership and the Trustee (as supplemented, the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Note Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Principal amount that remains subject to the Repurchase Notice (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

B-1

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

OF THE PARTNERSHIP’S GENERAL PARTNER

The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:

Directors

Name	Title
Mortimer B. Zuckerman	Chairman of the Board and Chief Executive Officer
Douglas T. Linde	President and Director
Lawrence S. Bacow	Director
Zoë Baird Budinger	Director
Carol B. Einger	Director
Dr. Jacob A. Frenkel	Director
Matthew J. Lustig	Director
Alan J. Patricof	Director
Martin Turchin	Director
David A. Twardock	Director

Executive Officers who are not Directors

Name	Title
E. Mitchell Norville	Executive Vice President, Chief Operating Officer
Raymond A. Ritchey	Executive Vice President and National Director of Acquisitions and Development
Michael E. LaBelle	Senior Vice President, Chief Financial Officer and Treasurer
Peter D. Johnston	Senior Vice President and Regional Manager of the Washington, DC Office
Bryan J. Koop	Senior Vice President and Regional Manager of the Boston Office
Mitchell S. Landis	Senior Vice President and Regional Manager of the Princeton Office
Robert E. Pester	Senior Vice President and Regional Manager of the San Francisco Office
Robert E. Selsam	Senior Vice President and Regional Manager of the New York Office
Frank D. Burt	Senior Vice President, General Counsel
Arthur S. Flashman	Vice President, Controller

The business address of each person set forth above is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199 and the telephone number there is (617) 236-3300.

C-1